Exhibit 21.1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

Haynes International, Inc.
Parent company
Haynes Wire Company
(Wholly owned subsidiary in Mountain Home, North Carolina)
Haynes International, Ltd.
(Wholly owned subsidiary in Openshaw, England)
Haynes International, S.A.R.L.
(Wholly owned subsidiary in Paris, France)
Nickel-Contor AG
(Wholly owned subsidiary in Zurich, Switzerland)
Haynes International, S.r.l.
(Wholly owned subsidiary of Nickel-Contor in Italy)
Haynes Pacific Pte Ltd
(Wholly owned subsidiary in Singapore)
Haynes International (China) Ltd.
(Wholly owned subsidiary of Haynes Pacific Pte. Ltd.)
Haynes International, Inc. India Branch Office
(Wholly owned Branch Office in India)
Haynes Sour Gas Tubulars, Inc.
(Wholly owned subsidiary, Inactive)
Haynes Specialty Steels Company
(Wholly owned subsidiary, Inactive)